UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMPIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to the stockholders of Ampio Pharmaceuticals, Inc. that an Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Saturday, September 20, 2014 at 10:00 a.m., local time, at the Inverness Hotel, located at 200 Inverness Drive West, Englewood, CO 80112, for the following purposes:

(1)	To elect five directors, nominated by our Board of Directors, to serve until our 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

(2)	To ratify the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

(3)	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This communication presents only an overview of the more complete proxy materials included herewith and available to you on the Internet. The enclosed Proxy Statement includes information relating to the above proposals. We encourage you to review all of the important information contained in the proxy materials before voting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are available to you via the internet at www.proxyvote.com.

Stockholders may complete their proxy and authorize their vote by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically or by telephone do not need to return a proxy card. Stockholders may authorize their vote by proxy by mail by completing and returning the enclosed proxy card.

All holders of record of Common Stock at the close of business on August 1, 2014 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At least a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, is required to establish a quorum for the Annual Meeting.

By Order of the Board of Directors

/s/ Gregory A. Gould
Gregory A. Gould
Secretary

August 15, 2014 Englewood, Colorado

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT 1-800-690-6903 OR BY INTERNET AT WWW.PROXYVOTE.COM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING YOUR SHARES IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

PROXY STATEMENT

General Information

We are furnishing this Proxy Statement in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Saturday, September 20, 2014, at 10:00 a.m., local time, at the Inverness Hotel, located at 200 Inverness Drive West, Englewood, CO 80112, and any adjournment or postponement thereof. This proxy statement is being mailed to our stockholders on or about August 15, 2014.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to us to the attention of Gregory A. Gould, our Secretary, a written notice of revocation or a properly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting your shares in person.

Solicitation and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of Ampio Pharmaceuticals, Inc. The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our Common Stock, par value $.0001 per share (“Common Stock”). We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder is present in person or represented by proxy. We urge any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance. Stockholders may complete their proxies and authorize their votes by proxy over the Internet at http://www.proxyvote.com or by telephone at 1-800-690-6903 Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card. Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote these shares.

The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum. The close of business on August 1, 2014 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters. As of the Record Date, there were 51,972,266 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions. If no instructions to withhold or abstain are given, the shares will be voted FOR each of the nominees listed in Proposal No. 1, and FOR Proposals No. 2. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting.

Corporate Information and History

Our executive offices are located at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112, and our telephone number is (720)437-6500. Additional information about us is available on our website at www.ampiopharma.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this Proxy Statement. You can review filings we make with the Securities and Exchange Commission (the “SEC”) at its website (www.sec.gov), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Code of Conduct and Ethics and the charters of our Nominating and Governance Committee, Audit Committee, and Compensation Committee of the Board of Directors may be accessed within the Investor Relations section of our website.

Unless otherwise indicated or unless the context requires otherwise, all references in this Proxy Statement to “Ampio Pharmaceuticals, Inc.,” “Ampio,” the “Company,” “we,” “us,” “our,” or similar references, mean Ampio Pharmaceuticals, Inc. and its subsidiaries on a consolidated basis. References to “BioSciences” in this Proxy Statement mean DMI BioSciences, Inc., now a wholly-owned subsidiary of ours. References to “Life Sciences” in this Proxy Statement mean DMI Life Sciences, Inc., which is our predecessor for accounting purposes and a wholly-owned subsidiary of ours. Life Sciences was formed in December 2008 and commenced operations when it acquired certain assets of BioSciences in April 2009. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a publicly traded Colorado corporation. Immediately after the merger, Chay Enterprises changed its name to Ampio Pharmaceuticals, Inc., and reincorporated in Delaware. We acquired BioSciences, now a wholly-owned subsidiary of ours, in March 2011. References to “Luoxis” mean Luoxis Diagnostics, Inc., which is an 80.9% owned subsidiary formed on January 24, 2013 to focus on the development and commercialization of the Oxidation Reduction Potential (ORP) technology platform. References to “Vyrix” mean Vyrix Pharmaceuticals, Inc., which is a wholly-owned/100% owned subsidiary formed on November 18, 2013 to focus on the development and commercialization of late-stage prescription pharmaceuticals to improve men’s health and quality of life.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview

The total authorized number of directors of the Company is currently fixed at five directors. Our Bylaws provide that directors are to be elected at each annual meeting of stockholders for a term of one year, or until his or her successor is duly elected and qualified or until his or her death, resignation or removal. The current directors of the Company are Michael Macaluso, Chairman, David Bar-Or, M.D., Philip H. Coelho, Richard B. Giles and David R. Stevens, Ph.D. Each of the current directors has been nominated for election to the Board of Directors at the Annual Meeting, as described in further detail below and elsewhere in this Proxy Statement.

Our Certificate of Incorporation, as amended, provides that our Board of Directors may be classified into three classes of directors of approximately equal size upon a date selected by the Board of Directors. The Board of Directors has not taken such action to date.

All nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected. Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Nominating and Governance Committee, which acts as the nominating committee of our Board of Directors, reviews and recommends to the Board of Directors potential nominees for election to the Board of Directors. In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications described below under the caption “Board of Directors and Committees; Corporate Governance.” After reviewing the qualifications of potential Board of Directors candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees. The Nominating and Governance Committee recommended each of the nominees for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

Information Regarding Director Nominees

The following table sets forth the following information for each of the nominees for director identified in this Proxy Statement: the year each was first elected a director of the Company, their respective ages as of the date of this Proxy Statement and the positions currently held with our Company:

Name	Director Since	Age	Position
Michael Macaluso	March 2010	63	Chief Executive Officer and Chairman of the Board
David Bar-Or, M.D.	March 2010	65	Chief Scientific Officer and Director
Philip H. Coelho (1)(2)(3)	April 2010	70	Director
Richard B. Giles (1)(2)(3)	August 2010	64	Director
David R. Stevens, Ph.D. (1)(2)	June 2011	65	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Governance Committee.

Additional information about each of the nominees for election to the Board of Directors is as follows:

Michael Macaluso founded Life Sciences and has been a member of the board of directors of Life Sciences, our predecessor, since its inception. Mr. Macaluso has also been a member of our Board of Directors since the merger with Chay Enterprises in March 2010 and our Chief Executive Officer since January 9, 2012. Mr. Macaluso was appointed president of Fibrocell Science, Inc., formerly known as Isolagen, Inc., and served in that position from June 2001 to August 2001, when he was appointed chief executive officer. In June 2003, Mr. Macaluso was re-appointed as president of Isolagen and served as both chief executive officer and president until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

David Bar-Or, M.D., has served as our chief scientific officer since March 2010. Dr. Bar-Or also served as our chairman of the Board from March 2010 until May 2010. From April 2009 until March 2010, he served as chairman of the board and chief scientific officer of Life Sciences. Dr. Bar-Or is currently the director of Trauma Research at Swedish Medical Center, Englewood, Colorado, and St. Anthony’s Hospital, Lakewood, Colorado. Dr. Bar-Or is the founder of Ampio Pharmaceuticals Inc. Dr. Bar-Or is principally responsible for all patented and proprietary technologies acquired by us from BioSciences in April 2009 and for all patents issued and applied for since then, having been issued over 270 patents and having filed or co-filed almost 120 patent applications as of the fiscal year 2013. Dr. Bar-Or has authored or co-authored over 105 peer-reviewed journal articles and several book chapters. He is the recipient of the Gustav Levi Award from the Mount Sinai Hospital, New York, New York, the Kornfeld Award for an outstanding MD Thesis, the Outstanding Resident Research Award from the Denver General Hospital, and the Outstanding Clinician Award for the Denver General Medical Emergency Resident Program. Dr. Bar-Or received his medical degree from The Hebrew University, Hadassah Medical School, Jerusalem, Israel, following which he completed a biochemistry fellowship at Hadassah Hospital under Professor Alisa Gutman and undertook post-graduate work at Denver Health Medical Center, specializing in emergency medicine, a discipline in which he is board certified. He completed the first research fellowship in Emergency Medicine at Denver Health Medical Center under the direction of Prof Peter Rosen. Among other experience, qualifications, attributes and skills, Dr. Bar-Or’s medical training, extensive involvement and inventions in researching and developing our product candidates, and leadership role in his hospital affiliations led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Philip H. Coelho has served as a member of our Board of Directors since April 2010. Mr. Coelho is the Co-Founder and CTO of SynGen Inc., a firm inventing and commercializing products that harvest stem and progenitor cells derived from a donor or the patient’s own body to treat human disease. Prior to founding SynGen Inc. in October 2009, Mr. Coelho was the President and CEO of PHC Medical, Inc., a consulting firm, from August 2008 through October 2009. From August 2007 through May 2008, Mr. Coelho served as the Chief Technology Architect of ThermoGenesis Corp., a medical products company he founded in 1986 that focused on the regenerative medicine market. From 1989 through July 2007, he was Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 through 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for over 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho also serves as a member of the board of directors of Nasdaq-listed company, Catalyst Pharmaceuticals Partners, Inc. (CPRX) (since October 2002), and served as a member of the Board of Directors of NASDAQ-listed Mediware Information Systems, Inc. (MEDW) (from December 2001 until July 2006, and commencing again in May 2008 until it was sold in December 2012). Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis and has been awarded more than 30 U.S. patents in the areas of cell cryopreservation, cryogenic robotics, cell selection, blood protein harvesting and surgical homeostasis. Mr. Coelho’s long tenure as a chief executive officer of a medical device company, as director of a public pharmaceutical company, prior and current public company board experience, and knowledge of corporate finance and governance as an executive and director, as well as his demonstrated success in developing patented technologies, led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Richard B. Giles has served as a member of our Board of Directors since August 2010. Mr. Giles is the Chief Financial Officer of Ludvik Electric Co., an electrical contractor headquartered in Lakewood, Colorado, a position he has held since 1985. Ludvik Electric is a private electrical contractor with 2013 revenues of over $89 million that has completed electrical contracting projects throughout the United States, South Africa and Germany. As CFO and Treasurer of Ludvik Electric, Mr. Giles oversees accounting, risk management, financial planning and analysis, financial reporting, regulatory compliance, and tax-related accounting functions. He serves also as the trustee of Ludvik Electric Co.’s 401(k) plan. Prior to joining Ludvik Electric, Mr. Giles was for three years an audit partner with Higgins Meritt & Company, then a Denver, Colorado CPA firm, and during the preceding nine years he was an audit manager and a member of the audit staff of Price Waterhouse, one of the legacy firms which now comprises PricewaterhouseCoopers. While with Price Waterhouse, Mr. Giles participated in a number of public company audits, including one for a leading computer manufacturer. Mr. Giles received a B.S. degree in accounting from the University of Northern Colorado. He is a member of the American Institute of Certified Public Accountants, Colorado Society of Certified Public Accountants and the Construction Financial Management Association. Mr. Giles’ experience in executive financial management, accounting and financial reporting, and corporate accounting and controls led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

David R. Stevens, Ph.D. has served as a member of our Board of Directors since June 2011. Dr. Stevens is currently Executive Chairman of Cedus, Inc., a privately-held development stage biopharmaceutical company and a board member of Cetya, Inc., a privately-held development stage pharmaceutical company and of Micro-Imaging Solutions, LLC, a private medical device company. He has served on the boards of several other public and private life science companies, including Poniard Pharmaceuticals, Inc. (2006-2012), Aqua Bounty Technologies, Inc. (2002-2012), and Smart Drug Systems, Inc. (1999-2006), and was an advisor to Bay City Capital from 1999-2006. Dr. Stevens was previously President and CEO of Deprenyl Animal Health, Inc., a public veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a private biotechnology company, from 1986 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and D.V.M. degrees from Washington State University, and a Ph.D. in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists. Dr. Stevens has worked in the pharmaceutical and biotechnology industries since 1978. Dr. Stevens’ experience in executive management in the pharmaceutical industry, and knowledge of the medical device industry led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Required Vote and Recommendation of Board of Directors

Under the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, directors are elected by a plurality vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected EKS&H LLLP (“EKS&H”) as our independent registered public accounting firm to audit and report upon our consolidated financial statements for the fiscal year ending December 31, 2014 and is submitting this matter to our stockholders for their ratification. A representative of EKS&H is expected to be present at the Annual Meeting to respond to appropriate questions. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional services rendered by EKS&H for the audit of our annual consolidated financial statements for the years ended December 31, 2013 and 2012, respectively.

	Year Ended December 31
	2013	2012
Audit fees (1)	$139,500	$135,000
Audit-related fees (2)	24,952	20,767
Tax fees (3)	14,000	15,385
All other fees	—	—
Total fees	$178,452	$171,152

(1)	Audit fees are comprised of annual audit fees and quarterly review fees.
(2)	Audit-related fees for fiscal years 2013 and 2012 are comprised of fees related to registration statements and accounting consultation fees.
(3)	Tax fees are comprised of tax compliance, preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the following year’s audit, management will submit to the Audit Committee for approval a description of services expected to be rendered during that year for each of following four categories of services:

Audit services include audit work performed in the preparation and audit of the annual financial statements, review of quarterly financial statements, reading of annual, quarterly and current reports, as well as work that generally only the independent auditor can reasonably be expected to provide, such as the provision of consents and comfort letters in connection with the filing of registration statements.

Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

Tax services consist principally of assistance with tax compliance and reporting, as well as certain tax planning consultations.

Other services are those associated with services not captured in the other categories. We generally do not request such services from our independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Required Vote and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect upon the proposal. If our stockholders do not ratify the selection of EKS&H, our Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the year ended December 31, 2013, there were held (i) five meetings of the Board of Directors, (ii) four meetings of the Audit Committee, (iii) seven meetings of the Compensation Committee, and (iv) no meetings of the Nominating and Governance Committee. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board of Directors during the period that such director served.

Committees of the Board

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee and Nominating and Governance Committee all operate under charters approved by our Board of Directors, which charters are available on our website.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our Audit Committee are Messrs. Giles, Coelho and Stevens. Mr. Giles is our Audit Committee chairman and was appointed to our Audit Committee on August 10, 2010. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements of the national securities exchanges and the SEC, and Mr. Giles qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our Board of Directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NYSE MKT LLC and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of SEC rules and regulations, and applicable requirements of the NYSE MKT LLC.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our chief executive officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our chief executive officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our Board of Directors and periodically reviewing a succession plan for our chief executive officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Messrs. Coelho, Giles and Stevens. Mr. Coelho is the chairman of our Compensation Committee. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Code, and satisfies the independence requirements of the NYSE Market LLC. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NYSE Market LLC and SEC rules and regulations.

Our Compensation Committee and our Board of Directors have not yet established a succession plan for our chief executive officer.

In fulfilling its responsibilities, the Committee is permitted under the Compensation Committee charter to delegate any or all of its responsibilities to a subcommittee comprised of members of the Compensation Committee or the Board, except that the Committee may not delegate its responsibilities for any matters that involve compensation of any officer or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of independent or nonemployee directors.

Nominating and Governance Committee. Our Nominating and Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Nominating and Governance Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our Nominating and Governance Committee are currently Messrs. Giles and Coelho. Mr. Coelho is the chairman of our Nominating and Governance Committee. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent within the meaning of the independent director guidelines of the NYSE Market LLC.

Our Board of Directors may from time to time establish other committees.

Annual Meeting Attendance and Executive Sessions

Commencing January 1, 2011, our policy has been that directors attend the annual meeting of stockholders. We previously did not have a policy concerning director attendance at annual meetings. Commencing January 1, 2011, our policy has been that our non-employee directors are also required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings are expected to take place in conjunction with regularly scheduled meetings of the Board of Directors throughout the year.

Director Nominations and Stockholder Communications

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder. Our bylaws permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

Ampio Pharmaceuticals, Inc.

Attention: Corporate Secretary

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

The Nominating and Governance Committee generally identifies potential candidates for director by seeking referrals from our management and members of the Board of Directors and their various business contacts. There are currently no specific, minimum or absolute criteria for Board of Directors membership. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board of Directors will continue to monitor whether it would be appropriate to adopt such a policy. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Director Independence

Our common stock is listed on the NYSE MKT LLC. The NYSE MKT Rules require that a majority of the members of the Board of Directors be independent. The NYSE MKT Rules require that, subject to specified exceptions, each member of our Audit, Compensation, and Nominating and Governance Committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the NYSE MKT Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In July 2014, our Board of Directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Coelho, Giles and Stevens, representing three of our five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by the NYSE MKT Rules. Our Board of Directors also determined that Messrs. Giles, Coelho and Stevens, who comprise our Audit Committee and our Compensation Committee, and Messrs. Giles and Coelho, who comprise our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the NYSE MKT Rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.ampiopharma.com, under the “Investors” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of business conduct and ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board of Directors or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for us at that time. Our current chairman, Michael Macaluso, was appointed our chief executive officer effective January 9, 2012. Mr. Macaluso has served as a member of our Board of Directors since March 2010, and has been a member of the board of directors of Life Sciences from December 2009.

Risk Oversight

The Board of Directors oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board of Directors oversees risks that may affect our business as a whole, including operational matters. The Audit Committee is responsible for oversight of our accounting and financial reporting processes and also discusses with management our financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs and the Nominating and Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these committees periodically report to the Board of Directors regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by us. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Involvement in Certain Legal Proceedings

No director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Family Relationships

There are no family relationships between any of our directors or executive officers and employees, except (i) Raphael Bar-Or, a non-executive officer, is the son of David Bar-Or, M.D., our Chief Scientific Officer and a director, (ii) Rick Giles, our previous Director of Investor Relations, is the son of Richard Giles, a director, and (iii) Joshua Disbrow, our Chief Operating Officer and the Chief Executive Officer of Luoxis Diagnostics, Inc., an 80.9% owned subsidiary, is the brother of Jarrett Disbrow, president, Chief Executive Officer and director of our subsidiary Vyrix Pharmaceuticals, Inc.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the date of this Proxy Statement are set forth in the following table. Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Michael Macaluso	63	Chief Executive Officer and Chairman of the Board
David Bar-Or, M.D.	65	Chief Scientific Officer and Director
Gregory A. Gould	48	Chief Financial Officer, Secretary and Treasurer
Vaughan Clift, M.D.	53	Chief Regulatory Affairs Officer
Joshua R. Disbrow	39	Chief Operating Officer

Gregory A. Gould has been employed by us since June 2014. Mr. Gould was most recently a financial and operational consultant to the biotech industry through his company Gould, LLC, from April 2012 through June 2014. Prior to working as a consultant, Mr. Gould was the chief financial officer, secretary and treasurer of SeraCare Life Sciences, Inc., a biological products manufacturer and service provider for the diagnostic, therapeutic and drug discovery markets, from November 2006 through April 2012. During the period from July 2011 until April 2012, he also served as the interim president and chief executive officer of SeraCare Life Sciences, Inc. From 2004 to 2005, Mr. Gould served as chief financial officer, treasurer and secretary of Atrix Laboratories, Inc., a specialty pharmaceutical company focused on advanced drug delivery. Mr. Gould began his career at Arthur Andersen, LLP. He currently serves on the board of directors of CytoDyn, Inc., a publicly traded drug development company, and is the Chief Financial Officer, Treasurer and Secretary of Luoxis Diagnostics, Inc. and Vyrix Pharmaceuticals, Inc. Mr. Gould holds a BS in business administration from the University of Colorado and is a certified public accountant.

Vaughan Clift, M.D., has been employed by us since March 2010 and was employed by Life Sciences from May 2009 until March 2010. From 2005 to 2009, Dr. Clift was the chief executive officer of Detectachem LLC, a Houston, Texas-based manufacturer of a hand-held explosive and narcotics detection device. Dr. Clift was the Vice President of Operations, including all FDA regulatory matters, for Isolagen from 2002 until 2005. From January 2001 to May 2002, Dr. Clift researched home oxygen therapy systems while developing an oxygen system for NASA. From July 1997 to January 2001, he was Chief Scientist of DBCD, Inc., a medical device company that manufactured a range of blood diagnostic products for the human and veterinary markets. From May 1992 to June 1997, Dr. Clift was Chief Scientist for the Science Payload Development, Engineering and Operations project at Lockheed Martin’s Human Spaceflight Division. Dr. Clift has received a number of international and federal awards and was nominated as one of NASA’s top ten inventors in 1995.

Joshua R. Disbrow has been employed by us since December, 2012. Prior to joining Ampio, he served as the Vice President of Commercial Operations at Arbor Pharmaceuticals, a specialty pharmaceutical company, from May 2007 through October 2012. He joined Arbor as that company’s second full-time employee and led the company’s commercial efforts from inception to the company’s acquisition in 2010 and growth to over $127 million in net sales in 2011. He led the growth of the commercial organization to comprise over 150 people in sales, marketing and other commercial functions. Mr. Disbrow has spent nearly 17 years in the pharmaceutical, diagnostic and medical device industries and has held positions of increasing responsibility in sales, marketing, sales management, commercial operations and commercial strategy. Prior to joining Arbor, Mr. Disbrow served as Regional Sales Manager with Cyberonics, Inc., a medical device company focused on neuromodulation therapies from June 2005 through April 2007. Prior to joining Cyberonics he was the Director of Marketing at LipoScience, an in vitro diagnostics company. He is the Chief Executive Officer of Luoxis Diagnostics, Inc. Mr. Disbrow holds an MBA from Wake Forest University and BS in Management from North Carolina State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview. The following Compensation Discussion and Analysis describes the material elements of compensation for our executives identified in the Summary Compensation Table (“Named Executive Officers”). The Compensation Committee of the Board of Directors assists the Board of Directors in discharging the Board’s responsibilities regarding compensation of our executives, including the Named Executive Officers. In particular, the Compensation Committee makes recommendations to the Board of Directors regarding the corporate goals and objectives relevant to executive compensation, evaluates executives’ performance in light of such goals and objectives, and recommends the executives’ compensation levels to the Board of Directors based on such evaluations. The Compensation Committee’s recommendations relating to compensation matters are subject to approval by the Board.

Compensation Philosophy and Objectives. Our executive compensation program is designed to retain our executive officers and to motivate them to increase stockholder value on both an annual and longer term basis. These objectives are to be accomplished primarily by positioning us to maximize our product development efforts and to transform, over time, those efforts into collaboration revenues and income. To that end, compensation packages include significant incentive forms of stock-based compensation to ensure that each executive officer’s interest is aligned with the interests of our stockholders.

Named Executive Officers

For our most recently completed fiscal year (the year ended December 31, 2013), our Named Executive Officers were: (i) Michael Macaluso, our Chief Executive Officer, who has served as our Chief Executive Officer since January 9, 2012, (ii) Mark D. McGregor, our former Chief Financial Officer, who served as our Chief Financial Officer from April 2011 until June 10, 2014, (iii) David Bar-Or, M.D., our current Chief Scientific Officer, who has served as our Chief Scientific Officer since March 2010, (iv) Vaughan Clift, our current Chief Regulatory Affairs Officer, who has served as our Chief Regulatory Affairs Officer since March 2010, and (v) Joshua Disbrow, our current Chief Operating Officer, who has served as our Chief Operating Officer since December 15, 2012. We had no other executive officers serving during the year ended December 31, 2013.

Executive Compensation Components

Our compensation program for our Named Executive Officers, consists of three components: (i) a base salary, (ii) discretionary bonuses based on performance, and (iii) equity compensation. Each of these components is reflected in the Summary Compensation Table below.

Salaries. The cash salaries paid to Messrs. Macaluso and Disbrow and Drs. Bar-Or and Clift were established at the time they became officers. Each of these persons has an employment agreement with us, a copy of which is an exhibit to, or incorporated by reference in, our annual report on Form 10-K for the fiscal year ended December 31, 2013. Mr. McGregor had been an at-will employee and did not have an employment agreement with us. Since the respective dates of their becoming Named Executive Officers, any increases in the salaries of our Named Executive Officers have been made at the discretion of the Compensation Committee. Mr. Macaluso and Dr. Bar-Or received no additional compensation for serving on our Board of Directors.

Cash Incentive Compensation. Cash incentive or bonus compensation is discretionary under our employment agreements with Drs. Bar-Or and Clift and Messrs. Macaluso and Disbrow. However, each employment agreement contains performance objectives tailored to the individual officer’s duties, and provides for a target bonus of 50% of the officer’s base salary, which is to take into account both employee performance and company performance. All cash incentive compensation grants are intended to be paid in accordance with Section 162(m) of the Code. In 2013, we paid a cash bonus to Dr. Bar-Or of $155,000, to Dr. Clift of $130,000, to Mr. Disbrow of $127,500, to Mr. Macaluso of $155,000 and to Mr. McGregor of $20,000, which were awarded on a discretionary basis by the Compensation Committee based on the Compensation Committee’s assessment of 2013 performance.

Equity Compensation. In 2013, we granted stock options to certain of our officers, directors and consultants for their services, all of which were granted pursuant to written agreements under the 2010 Plan. All future grants are expected to be made under the 2010 Plan. The vesting period for option grants varies.

Perquisites. We offer health benefits to all of our employees. None of our Named Executive Officers receives any further perquisites.

Why Each Element of Compensation is Paid; How the Amount of Each Element is Determined. The Compensation Committee intends to pay each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation, and annual and long-term compensation. The Compensation Committee also intends to evaluate on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete with executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our Named Executive Officers, while necessarily taking into account our presently limited financial resources.

How Each Compensation Element Fits into Overall Compensation Objectives and Affects Decisions Regarding Other Elements. In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our operational and financial performance as a company, and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.

Risk Assessment. Our Compensation Committee has reviewed our compensation program and believes that the program, including our cash incentive compensation and equity incentive compensation, does not encourage our Named Executive Officers to engage in any unnecessary or excessive risk-taking. As a result, the Compensation Committee has to date not implemented a provision for recovery by us of cash or incentive compensation bonuses paid to our Named Executive Officers.

Role of Compensation Consultants in Executive Compensation Decisions. The Compensation Committee has the authority to retain the services of third-party executive compensation specialists in connection with the establishment of the Company’s compensation policies. The Compensation Committee did not use a compensation consultant in connection with setting 2013 executive compensation, and relied upon the professional and market experience of the Committee members in determining 2013 executive compensation. The Compensation Committee may engage a compensation consultant in the future if it deems such services to be appropriate and cost-justified.

Role of Executives in Executive Compensation Decisions. The Compensation Committee seeks input and specific recommendations from our Chief Executive Officer when discussing the performance of, and compensation levels for, executives other than himself. The Chief Executive Officer provides recommendations to the Compensation Committee regarding each executive officer’s level of individual achievement other than himself. However, he is not a member of the Compensation Committee and does not vote. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. However, performance-based compensation that has been approved by stockholders is not subject to the $1 million limit under Section 162(m) if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals, and the Board of Directors committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of the grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors

Philip H. Coelho

Richard B. Giles

David R. Stevens, Ph.D.

Summary Compensation Table for 2013, 2012 and 2011

The following table sets forth the compensation paid by us during the years ended December 31, 2013, 2012 and 2011 to our Named Executive Officers as of December 31, 2013:

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Michael Macaluso (6)	2013	221,250	(2)	155,000	—	—	—	—	—	376,250
Chief Executive Officer	2012	190,938		5,000	—	509,556	—	—	—	705,494
	2011	—		—	—	—	—	—	—	—

Mark D. McGregor (4)	2013	152,216		20,000	—	607,155	—	—	—	779,371
Former Chief Financial Officer	2012	150,000		5,000	—	152,867	—	—	—	307,867
	2011	111,932		5,000	—	155,420	—	—	—	272,352

David Bar-Or, M.D.	2013	300,000		155,000	—	469,352	—	—	—	924,352
Chief Scientific Officer and Former Chairman	2012	300,000		105,000	—	407,645	—	—	—	812,645
	2011	281,875		5,000	—	—	—	—	—	286,875

Vaughan Clift, M.D.	2013	250,000		130,000	—	265,966	—	—	—	645,966
Chief Regulatory Affairs Officer	2012	250,000		5,000	—	305,734	—	—	—	560,734
	2011	228,003		5,000	—	—	—	—	—	233,003

Joshua R. Disbrow (7)	2013	228,958	(3)	127,500	—	—	—	—	—	356,458
Chief Operating Officer	2012	11,375		—	—	1,038,937	—	—	—	1,050,312
	2011	—		—	—	—	—	—	—	—

(1)	Option awards are reported at fair value at the date of grant based upon the Black-Scholes model. A discussion of the assumptions used in calculating the Black-Scholes values may be found in “Note 13—Equity Instruments” of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	Mr. Macaluso’s salary was increased from $195,000 to $300,000 annually effective October 1, 2013.
(3)	Effective June 16, 2013, Mr. Disbrow began receiving a $35,000 annual salary from Luoxis.
(4)	Mr. McGregor served as the Company’s Chief Financial Officer from April 2011 to June 2014. In March 2014, he was awarded an additional bonus of $29,000.
(5)	Mr. Gould was appointed to serve as the Chief Financial Officer, Treasurer and Corporate Secretary in June 2014 with a base salary of $250,000 annually.
(6)	Mr. Macaluso has been our Chief Executive Officer since January 2012.
(7)	Mr. Disbrow has been our Chief Operating Officer since December 2012.

In July 2013, each of Drs. Bar-Or and Clift was granted options to purchase 300,000 and 170,000 shares of common stock, respectively. These options have an exercise price of $6.15 per share, which was the closing price of the Company’s common stock on the date of grant (July 15, 2013). 50% of these options vest on the grant date, and the remainder vest on the first anniversary of the grant date. In November 2013, Mr. McGregor was granted an option to purchase 100,000 shares of common stock. This option has an exercise price of $8.62 per share, which was the closing price of the Company’s common stock on the date of grant (November 8, 2013). This option vests in 36 equal monthly installments from the grant date.

The executive officers will be reimbursed by the Company for any out-of-pocket expenses incurred in connection with activities conducted on the Company’s behalf.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers as of December 31, 2013:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
David Bar-Or, M.D.	7/15/2013	300,000	$6.15	$469,352
Vaughan Clift, M.D.	7/15/2013	170,000	$6.15	$265,966
Mark D. McGregor	11/8/2013	100,000	$8.62	$607,155

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers as of December 31, 2013:

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Michael Macaluso (1)	131,944	118,056	—	2.76	5/7/2022	—	—	—	—
Michael Macaluso	220,000	—	—	1.03	8/12/2020	—	—	—	—
Michael Macaluso (5)	180,000	—	—	1.70	8/27/2020	—	—	—	—
David Bar-Or, M.D. (1)	105,556	94,444	—	2.76	5/7/2022	—	—	—	—
David Bar-Or, M.D. (6)	400,000	—	—	1.03	8/12/2020	—	—	—	—
David Bar-Or, M.D. (3)	150,000	150,000	—	6.15	7/15/2023	—	—	—	—
Vaughan Clift, M.D. (1)	79,167	70,833	—	2.76	5/7/2022	—	—	—	—
Vaughan Clift, M.D.	365,000	—	—	1.03	8/12/2020	—	—	—	—
Vaughan Clift, M.D. (3)	85,000	85,000	—	6.15	7/15/2023	—	—	—	—
Joshua R. Disbrow (2), (7)	177,760	222,240	—	3.53	12/15/2022	—	—	—	—
Mark D. McGregor (1), (8)	39,583	35,417	—	2.76	5/7/2022	—	—	—	—
Mark D. McGregor (8)	100,000	—	—	2.50	4/4/2021	—	—	—	—
Mark D. McGregor (4), (8)	2,778	97,222	—	8.62	11/8/2023	—	—	—	—

(1)	Unexercisable options vest monthly and become fully vested May 7, 2015.
(2)	Unexercisable option vests annually and becomes fully vested December 15, 2015.
(3)	Unexercisable option vests annually and becomes fully vested July 15, 2014.
(4)	Unexercisable option vests monthly and becomes fully vested November 8, 2016.
(5)	A grant of options to purchase 330,000 shares of Common Stock, with an exercise price of $1.70 per share, was made to Mr. Macaluso on August 27, 2010. However, the Company subsequently determined that options with respect to 150,000 shares were not validly granted pursuant to the Company’s 2010 Stock Option Plan because they exceeded the Company’s 162(m) limitation. Accordingly, such grant of these excess options was ineffective and never granted.
(6)	A grant of options to purchase 700,000 shares of Common Stock, with an exercise price of $1.03 per share, was made to Dr. Bar-Or on August 12, 2010. However, the Company subsequently determined that options with respect to 300,000 shares were not validly granted pursuant to the Company’s 2010 Stock Option Plan because they exceeded the Company’s 162(m) limitation. Accordingly, such grant of these excess options was ineffective and never granted.
(7)	A grant of options to purchase 450,000 shares of Common Stock, with an exercise price of $3.53 per share, was made to Mr. Disbrow on December 15, 2012. However, the Company subsequently determined that options with respect to 50,000 shares were not validly granted pursuant to the Company’s 2010 Stock Option Plan because they exceeded the Company’s 162(m) limitation. Accordingly, such grant of these excess options was ineffective and never granted.
(8)	Upon Mr. McGregor’s termination date of August 15, 2014, all unvested options became fully vested. All of Mr. McGregor’s options were extended to August 15, 2015 by which Mr. McGregor can exercise such options.

Option Exercises and Stock Vested

The following table provides a summary of option exercises and stock vested for each of the Named Executive Officers as of December 31, 2013:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Michael Macaluso	—	—	—	—
David Bar-Or, M.D.	—	—	—	—
Vaughan Clift, M.D.	—	—	—	—
Mark D. McGregor	—	—	—	—
Joshua R. Disbrow	—	—	—	—

(1)	Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.

Employment Agreements

In August, 2010, we entered into employment agreements with Dr. David Bar-Or, our chief scientific officer, and Dr. Vaughan Clift, our chief regulatory affairs officer. The employment agreement with Dr. Bar-Or supersedes his prior agreement with Life Sciences. Dr. Clift’s employment agreement was amended on October 1, 2010 and May 26, 2011. The terms of the employment agreements with Dr. Bar-Or and Dr. Clift are substantially identical except as noted below. Each agreement has an initial term ending July 31, 2013. The agreements provide for annual salaries of $300,000 for Dr. Bar-Or, and $250,000 for Dr. Clift. On July 15, 2013, Ampio extended the Employment Agreements of Dr. David Bar-Or and Dr. Vaughan Clift for one additional year, expiring July 31, 2014 and on August 11, 2014, Ampio extended them for another additional year, expiring July 31, 2015. In connection with the July 2013 amendments, Dr. Bar-Or and Dr. Clift were awarded 300,000 and 170,000 options, respectively, for Ampio common stock at an exercise price of $6.15 with 50% vesting upon grant and 50% after one year. In connection with the August 2014 amendments, Dr. Bar-Or and Dr. Clift were awarded 300,000 and 170,000 options, respectively, for Ampio common stock at an exercise price of $6.48 with 50% vesting upon grant and 50% vesting on July 31, 2015. We entered into an employment agreement with Mr. Michael Macaluso, our chief executive officer, effective January 9, 2012 which provided for an annual salary of $195,000, with an initial term ending January 9 2015. On October 1, 2013, Ampio increased Mr. Macaluso’s annual salary from $195,000 to $300,000. We entered into an employment agreement with Mr. Joshua Disbrow, our chief operating officer, effective December 15, 2012. This agreement has an initial term ending December 15, 2015 and provides for an annual salary of $210,000. Mr. Disbrow also receives an annual salary of $35,000 from Luoxis effective June 16, 2013.

Each officer is eligible to receive a discretionary annual bonus each year that will be determined by the Compensation Committee of the Board of Directors based on individual achievement and company performance objectives established by the Compensation Committee. Included in those objectives, as applicable for the responsible officer, are (i) obtaining a successful phase 2 clinical trial for a drug to treat diabetic retinopathy, (ii) preparation and compliance with a fiscal budget, (iii) the launch of a second clinical trial for an additional product approved by the Board of Directors, (iv) the sale of intellectual property not selected for clinical trials by the Company at prices, and times, approved by the Board of Directors and (v) making significant scientific discoveries acceptable to the Board of Directors. The targeted amount of each officer’s annual bonus shall be 50% of the applicable base salary, although the actual bonus may be higher or lower.

The employment agreements provided for an initial grant of stock options to Dr. Bar-Or and Dr. Clift in the amount of 700,000 (subsequently reduced to 400,000) and 365,000 options, respectively. Each option is exercisable for a period of ten years at an exercise price per share equal to the quoted closing price of our common stock on August 11, 2010. The options have all vested. In connection with the extension of their employment agreements, Dr. Bar-Or and Dr. Clift were awarded 300,000 and 170,000 options, respectively, for Ampio common stock at an exercise price of $6.15 with 50% vesting upon grant and 50% after one year. Mr. Disbrow was granted 450,000 (subsequently reduced to 400,000) stock options which vest as follows: (i) 88,880 options to purchase common stock vested on the grant date of December 15, 2012; (ii) 88,880 options to purchase common stock vest 365 days after the grant date; (iii) 111,120 options to purchase common stock vest 730 days after the grant date; and (iv) 111,120 options to purchase common stock vest 1,095 days after the grant date; and are exercisable for a period of ten years at an exercise price per share equal to the quoted closing price of our common stock on December 14, 2012. In the event of a change in control, all outstanding stock options held by all officers will become fully vested and exercisable. In the event of termination without cause or for good reason (as such terms are defined in the employment agreement), certain outstanding options held by Mr. Disbrow will become fully vested and exercisable and all outstanding options held by Drs. Bar-Or and Clift will become fully vested and exercisable.

Potential Payments Upon Termination or Change in Control

If the employment of Mr. Disbrow, Dr. Bar-Or or Dr. Clift is terminated at our election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or if an officer terminates his employment for good reason, the officer in question shall be entitled to receive a lump sum severance payment equal to two times his base salary and of the continued payment of premiums for continuation of the officer’s health and welfare benefits pursuant to COBRA or otherwise, for a period of two years from the date of termination, subject to earlier discontinuation if the officer is eligible for comparable coverage from a subsequent employer. Mr. Macaluso is not entitled to any such termination payments pursuant to the terms of his employment agreement. All severance payments, less applicable withholding, are subject to the officer’s execution and delivery of a general release of us and our subsidiaries and affiliates and each of their officers, directors, employees, agents, successors and assigns in a form acceptable to us, and a reaffirmation of the officer’s continuing obligation under the propriety information and inventions agreement (or an agreement without that title, but which pertains to the officer’s obligations generally, without limitation, to maintain and keep confidential all of our proprietary and confidential information, and to assign all inventions made by the officer to us, which inventions are made or conceived during the officer’s employment). If the employment is terminated for cause, no severance shall be payable by us.

“Good Reason” means:

•	a material reduction in the officer’s overall responsibilities or authority or scope of duties;

•	a material reduction of the officer’s compensation; or

•	relocation of the officer to a facility or location not within 40 miles of the state capitol building in Denver, Colorado.

“Cause” means:

•	willful malfeasance or willful misconduct in connection with employment;

•	conviction of, or entry of a plea of guilty or nolo contendere to, any crime other than a traffic violation or misdemeanor;

•	willful and deliberate violation of a company policy;

•	unintended but material breach of any written policy applicable to all employees which is not cured within 30 business days;

•	unauthorized use or disclosure of any proprietary information or trade secrets of the company;

•	willful and deliberate breach of the employment agreement;

•	any other material breach of the employment agreement which is not cured within 30 business days; or

•	gross negligence in the performance of duties.

“Change in Control” means the occurrence of any of the following events:

•	The acquisition by an individual, entity, or group, other than Ampio or any of its subsidiaries, of beneficial ownership of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of Ampio entitled to vote generally in the election of directors (excluding any issuance of securities by Ampio in a transaction or series of transactions made principally for bona fide equity financing purposes);

•	The acquisition of Ampio by another entity by means of any transaction or series of related transactions to which Ampio is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by Ampio in a transaction or series of related transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of Ampio outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in Ampio held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Ampio or such other surviving or resulting entity (or if Ampio or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

•	The sale or other disposition of all or substantially all of the assets of Ampio in one transaction or series of related transactions.

In the event of a Change of Control, all outstanding stock options, restricted stock and other stock-based grants held by Mr. Macaluso, Mr. Disbrow, Dr. Bar-Or and Dr. Clift become fully vested and exercisable, and all such stock options remain exercisable from the date of the Change in Control until the expiration of the term of such stock options.

The following table provides estimates of the potential severance, change in control and other post-termination benefits that each of Messrs. Macaluso and Disbrow and Drs. Bar-Or and Clift would have been entitled to receive assuming their respective employment was terminated as of December 31, 2013 for the reason set forth in each of the columns.

Recipient and Benefit	Termination Due to Death, Disability	Termination by the Company for Cause or by Named Executive Officer Other than for Good Reason	Termination by the Company without Cause or by Named Executive Officer for Good Reason	Change in Control
David Bar-Or, M.D.
Salary	—	—	$600,000	—
Stock Options (2)	$559,720	—	559,720	$559,720
Value of health benefits provided after termination (1)	—	—	40,093	—

Total	$559,720	—	$1,199,813	$559,720

Vaughan Clift, M.D.
Salary	—	—	$500,000	—
Stock Options (4)	$392,840	—	392,840	$392,840
Value of health benefits provided after termination (1)	—	—	54,649	—

Total	$392,840	—	$947,489	$392,840

Joshua Disbrow
Salary	—	—	$420,000	—
Stock Options (2)	$800,064	—	266,688	$800,064
Value of health benefits provided after termination (1)	—	—	54,649	—

Total	$800,064	—	$741,337	$800,064

Michael Macaluso
Stock Options (2)	$515,905	—	—	$515,905

Total	$515,905	—	—	$515,905

Mark McGregor
Stock Options (5)	—	—	—	—

Total	—	—	—	—

(1)	The value of such benefits is determined based on the estimated cost of providing health benefits to the Named Executive Officer for the remaining term of the employment agreement.
(2)	Amounts represent the intrinsic value (that is, the value based upon the Company’s stock price on December 31, 2013 of $7.13 per share), minus the exercise price of the equity awards that would have become exercisable as of December 31, 2013.
(3)	Mr. Gregory A Gould was appointed to serve as the Chief Financial Officer, Treasurer and Corporate Secretary in June 2014 with a base salary of $250,000 annually. Upon termination by the Company without cause or by the Named Executive Officer for Good Reason, he will receive two times his base salary.
(4)	Dr. Clift has a provision in his employment agreement that his options would all fully vest if he was let go without cause or if he left for good reason.
(5)	Mr. McGregor’s unvested options have a value higher than the Company’s stock price on December 31, 2013 of $7.13 per share, therefore there is no intrinsic value.

Non-Employee Director Compensation

Prior to the merger with Chay Enterprises in March 2010, our predecessor did not pay any director fees. Following the August 2010 appointment of Mr. Giles to the Board of Directors and the establishment of board committees, our Compensation Committee established the following fees for payment to non-employee members of our Board of Directors or committees, as the case may be:

	Committee or Committees	Cash Compensation	Common Stock
Board of Directors Annual Retainer:
Chairman		$20,000
Each non-employee director		10,000
Board of Directors Meeting Fees:
Each meeting attended in-person		1,000
Each meeting attended via telephone or Internet		500
Committee Annual Retainer:
Chairman of each committee	Audit; Compensation; Nominating and Governance	20,000
Each non-chair member	Audit	12,000
Each non-chair member	Compensation; Nominating and Governance	10,000
Committee Chairman Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	2,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	1,500
Committee Member Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	1,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	1,000
Annual Stock Award:			$10,000

Director Compensation for 2013

The table below summarizes the compensation paid by us to non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Option Awards (1)(2)	All Other Compensation (3)	Total
Philip H. Coelho	83,000	—	10,000	93,000
Richard B. Giles	73,500	210,395	10,000	293,895
David R. Stevens, Ph.D.	50,500	—	10,000	60,500

(1)	In March 2013, Mr. Giles was granted an option to purchase 80,000 shares of common stock. This option has an exercise price of $3.95 per share, which was the closing price of the Company’s common stock on the date of grant (March 7, 2013). The option was fully vested as of the grant date and has a term of 10 years from the grant date. The amounts in this column reflect the grant date fair values of the stock awards based on the last reported sale price of the common stock at the dates of grant. Please see “Notes to Consolidated Financial Statements—Note 13—Equity Instruments” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	At December 31, 2013, Messrs. Coelho, Giles and Dr. Stevens held options to acquire 515,554, 580,000 and 225,000 shares of common stock, respectively.

(3)	Annual stock award. In January 2013, each of Messrs. Coelho, Giles and Dr. Stevens was awarded 2,584 shares of common stock pursuant to the 2010 Plan, at a price of $3.87 per share equivalent to $10,000, which was the closing price of the Company’s common stock on the date of grant (January 2, 2013).

In January 2014, each of Messrs., Coelho and Giles and Dr. Stevens were awarded 1,403 shares of common stock pursuant to the 2010 Plan, at a price of $7.13 per share, which was the closing price of the Company’s common stock on the date of grant (January 2, 2014).

In June 2014, Mr. Giles was granted an option to purchase 70,000 shares of common stock. This option has an exercise price of $6.96 per share, which was the closing price of the Company’s common stock on the Friday prior to the date of grant (June 8, 2014). The option was fully vested as of the grant date and has a term of 10 years from the grant date.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NYSE MKT LLC and the SEC.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the Audit Committee of the Board of Directors

Richard B. Giles

Philip H. Coelho

David R. Stevens, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In addition to the director and executive compensation arrangements discussed above in “Executive Compensation”, we or Life Sciences have been a party to the following transactions since January 1, 2011 in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Life Sciences has a sponsored research agreement with Trauma Research LLC, or TRLLC, an entity owned by Dr. Bar-Or. Under the terms of the research agreement, Life Sciences is to provide personnel and equipment with an equivalent value of $263,750 per year and to make monthly equipment rental payments of $7,236 on behalf of TRLLC. In exchange, TRLLC will assign any intellectual property rights it develops on our behalf under the research agreement. The research agreement expires in 2014 and may be terminated by either party on six months’ notice or immediately if either party determines that the other is not fulfilling its obligations under the agreement. Life Sciences was current in its financial obligations under the research agreement at December 31, 2011 and June 30, 2012.

Life Sciences has license agreements with the Institute for Molecular Medicine, Inc. a nonprofit research organization founded by Dr. Bar-Or, who also serves as its executive director. The license agreements were assigned to Life Sciences as a part of the asset purchase from BioSciences. Under the license agreements, Life Sciences pays the costs associated with obtaining and maintaining intellectual property subject to the license agreements. In the license covering certain Methylphenidate derivatives, Life Sciences is entitled to deduct twice the amounts it has paid to maintain the intellectual property from any amounts that may become due to the Institute for Molecular Medicine, Inc. under the license agreement, if and when the intellectual property becomes commercially viable and generates revenue. We paid $141,436 and $122,599 during the years ended 2012 and 2011, respectively, in legal and patent fees to maintain the intellectual property of the Institute for Molecular Medicine, Inc. In March 2013, the patents were transferred to Luoxis Diagnostics, an 80.9% subsidiary of Ampio, in exchange for Luoxis stock valued at $50,000.

Immediately prior to the closing of the merger between Life Sciences and a subsidiary of Chay Enterprises in March 2010, Chay Enterprises accepted subscriptions for an aggregate of 1,325,000 shares of common stock from six officers and employees of Life Sciences, for a purchase price of $150,000. Mr. Wingerter, our former chief executive officer, purchased 325,000 of such shares for a purchase price of approximately $36,800 which was advanced on his behalf by Life Sciences. Dr. Clift acquired 575,000 shares for a purchase price of approximately $65,000, which was likewise advanced by Life Sciences, and transferred such shares to his wife, Kristin Clift. Life Sciences made advances to the other four non-executive officers and employees in the additional amount of approximately $48,000 to facilitate these share purchases. These shares were issued immediately before the closing of the Chay Enterprises merger but after the stockholders of Chay Enterprises had approved the merger. Life Sciences was not a public company at the time such advances were made. The advances are non-interest bearing and due on demand and are classified as a reduction to stockholders’ equity. During the year ended December 31, 2012, one advance of $36,883 was repaid. As of December 31, 2013, the advances to employees had a balance of $90,640.

In August 2010, Mr. Macaluso and Mr. Giles, both members of our Board of Directors, together with an affiliate of Mr. Giles, purchased convertible debentures from us for $430,000. The debentures were issued in principal amounts of $230,000, $100,000 and $100,000, respectively, to Mr. Macaluso, Mr. Giles, and James A. Ludvik. Mr. Ludvik is the sole owner of Ludvik Electric Co., for which Mr. Giles serves as the chief financial officer. The debentures accrued interest at the rate of 8% per annum. The principal and accrued interest of the debentures were converted into our common stock at a conversion price of $1.75 per share on February 28, 2011, on the same terms under which convertible debentures issued to non-affiliates were converted.

In conjunction with the issuance of the debentures, we issued warrants to Messrs. Macaluso, Giles and Ludvik representing the right to purchase an aggregate of 21,500 shares of our common stock. We paid no commission in connection with the sale of the debentures and the warrants, and did not engage a placement agent to assist it in the sale of these unregistered securities. Upon closing of a bridge financing of the Company in November 2010, we reserved an additional 27,643 shares for issuance to Messrs. Macaluso, Giles and Ludvik for “most favored nation” adjustments to the warrants previously issued to these persons.

In 2010, Dr. Bar-Or, Mr. Miller and Dr. Clift deferred salaries in the amounts of $85,313, $67,500, and $64,833, respectively, due to the limited financial resources available to us during these periods. These deferred salaries were paid to the officers in question in April 2011 following the closing of the 2011 Private Placement.

Mr. McGregor purchased 20,000 shares of common stock in the 2011 Private Placement in March 2011, prior to his becoming our Chief Financial Officer on April 4, 2011. Mr. Giles purchased 32,000 shares of common stock in the 2011 Private Placement. Such purchases were on terms identical to those extended to unaffiliated purchasers in the 2011 Private Placement.

Upon the formation of Life Sciences, shares of common stock issued to Mr. Miller, James Winkler, M.D., and Raphael Bar-Or, as well as Wannell Crook, were subject to vesting requirements under which one-third of the shares vested immediately, one-third vested monthly from April 16, 2010 to April 16, 2011, and the remainder vesting monthly through April 16, 2012. The second and third tranches were subject to accelerated vesting based on development milestones being achieved by Life Sciences. In April 2011, the Board of Directors determined that the milestones for accelerated vesting had been met and that the portion of the shares that was unvested would vest immediately. All vested shares remain subject to contractual lockup agreements entered into in connection with the acquisition of BioSciences in March 2011.

We are party to a sponsored research agreement with Trauma Research LLC, a related party controlled by our director and Chief Scientific Officer, Dr. Bar-Or. We rely primarily on Trauma Research LLC to conduct pre-clinical studies and provide assessments of clinical observations. In addition, our 80.9% owned subsidiary, Luoxis, is party to an agreement with Trauma Research LLC, under which Luoxis pays Trauma Research LLC for services related to research and development of Luoxis’s Oxidation-Reduction Potential platform. In March 2014, we entered into an addendum to the sponsored research agreement that extends the term of the original agreement through March 31, 2019, contains a “no termination” period through March 31, 2017 and significantly modifies and expands the research activities in support of our and Luoxis’ business plans. In exchange for Trauma Research LLC extending the terms of the original agreement and for the expanded services, we and Luoxis have agreed to prepay Trauma Research LLC in the aggregate amounts of $725,000 and $615,000, respectively, during 2014.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Board of Directors has delegated to the chair of our Audit Committee the authority to pre-approve or ratify any request for us to enter into a transaction with a related party, in which the amount involved is less than $120,000 and where the chair is not the related party. Our Audit Committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2014, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after June 30, 2014. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after June 30, 2014 are included for that person or group but not the stock options, debentures, or warrants of any other person or group. Applicable percentage ownership is based on 51,937,431 shares of common stock outstanding at June 30, 2014.

Unless otherwise indicated and subject to any applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

Name of Beneficial Owner	Number of Shares Beneficially Owned at June 30, 2014	Percentage of Shares Beneficially Owned at June 30, 2014
ACT Capital Management, LLLP (1)	3,100,000	6.0%
Knoll Capital Management, LP (2)	2,550,901	4.9%
Michael Macaluso (3)	2,374,252	4.5%
David Bar-Or, M.D. (4)	700,000	1.3%
Richard B. Giles (5)	863,814	1.6%
Philip H. Coelho (6)	506,747	1.0%
David R. Stevens (7)	206,255	0.4%
Vaughan Clift (8)	1,084,700	2.1%
Mark D. McGregor (9)	201,250	0.4%
Joshua R. Disbrow (10)	177,760	0.3%
Gregory A. Gould (11)	100,000	0.2%
All executive officers and directors as a group (eight persons)	6,214,778	11.2%

(1)	Based solely on a Schedule 13G/A filed on February 13, 2014 by ACT Capital Management, LLLP reporting beneficial ownership as of December 31, 2013.
(2)	Based solely on a Schedule 13G filed on February 14, 2014 by Knoll Capital Management, LP reporting beneficial ownership as of January 21, 2014.
(3)	Includes an aggregate of 587,500 shares of common stock issuable to Mr. Macaluso by virtue of (i) exercise of currently exercisable stock options, (ii) exercise of warrants, and (iii) his service as a non-management director and currently as an officer.
(4)	Includes 700,000 shares of common stock which Dr. Bar-Or has the right to acquire through the exercise of stock options. Excludes 930,700 shares of common stock owned of record by Raphael Bar-Or, Dr. Bar-Or’s son, and excludes 52,083 shares of common stock issuable to Raphael Bar-Or on exercise of currently exercisable stock options, as to which Dr. Bar-Or disclaims beneficial ownership.

(5)	Includes 625,000 shares of common stock issuable to Mr. Giles on exercise of currently exercisable stock options. Includes 50,417 shares of common stock owned of record by Barbara Giles, Mr. Giles’s spouse, and 1,838 shares of common stock owned of record by Jeff Giles, Mr. Giles’s son. Excludes 70,208 shares of common stock issuable to Rick Giles, Mr. Giles’s son, on exercise of currently exercisable stock options as well as 1,838 shares of common stock owned of record by Rick Giles, as to which Mr. Giles disclaims beneficial ownership.
(6)	Includes 490,554 shares of common stock issuable to Mr. Coelho on exercise of currently exercisable stock options.
(7)	Includes 200,000 shares of common stock issuable to Dr. Stevens on exercise of currently exercisable stock options.
(8)	Includes (i) 562,500 shares of common stock Dr. Clift has the right to acquire on exercise of currently exercisable stock options, and (ii) 522,200 shares of common stock owned of record by Kristin Clift, Dr. Clift’s spouse after selling 52,800 shares in the underwritten offering in July 2012.
(9)	Includes 181,250 shares of common stock issuable to Mr. McGregor on exercise of currently exercisable stock options.
(10)	Includes 177,760 shares of common stock issuable to Mr. Disbrow on exercise of currently exercisable stock options.
(11)	Includes 100,000 shares of common stock issuable to Mr. Gould on exercise of currently exercisable stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities. Prior to our listing on the NYSE MKT LLC, our common stock was listed on the NASDAQ Capital market and was previously registered pursuant to Section 15(d) of the Exchange Act. Upon our listing on the NASDAQ Capital Market, our executive officers, directors and greater than 10% stockholders became subject to the filing obligations described in Section 16(a).

On January 8, 2013, Joshua Disbrow, our chief operating officer, filed a Form 3 and a Form 4 pursuant to Section 16(a) of the Exchange Act. These reports were not timely filed. The Form 3 was due within 10 days after December 15, 2012 when Mr. Disbrow became an executive officer of the Company, and the Form 4 was due within 2 days December 15, 2012 when Mr. Disbrow received a grant of options from the Company.

Other than as described above, none of our executive officers or directors engaged in any transaction that would have been required to be reported under Section 16(a) of the Exchange Act during the period starting on the date the reports were originally due and ending on the date such reports were filed. To our knowledge, no shareholder beneficially owns more than 10% of our common stock.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2015 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of the Company, on or before April 17, 2015.

Stockholders who intend to present a proposal at the 2015 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials for the 2015 Annual Meeting are required to provide notice of such proposal between May 23, 2015 and June 22, 2015, assuming that the 2015 Annual Meeting is held within 30 days from September 20, 2015. If the meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered prior to the later of (a) 90th days before the annual meeting or (b) the 10th day after which announcement of the meeting day is first made, but no earlier than 120 days prior to the annual meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2015 Annual Meeting should be addressed to Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

HOUSEHOLDING OF PROXY MATERIALS

In some cases only one copy of this Proxy Statement or our 2013 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 or an oral request at (720) 437-6500.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 or an oral request at (720) 437-6500. You may also access these filings at our web site under the investor relations link at www.ampiopharma.com.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at 1-800-690-6903 or by internet at www.proxyvote.com.

By Order of the Board of Directors

/s/ Gregory A. Gould
Gregory A. Gould
Secretary

August 15, 2014 Englewood, Colorado

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic AMPIO PHARMACEUTICALS, INC. voting instruction form. 373 INvERNESS PARkwAy, SUITE 200ENgLEwOOd, CO 80112 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:M77935-P54754 KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYAMPIO PHARMACEUTICALS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following:1. To elect ?ve directors, nominated by our Board of Directors, to serve until our 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and quali?ed or their earlier resignation or removal. Nominees: 01) Michael Macaluso 02) David Bar-Or, M.D. 03) Philip H. Coelho 04) Richard B. Giles 05) David R. Stevens, Ph.D.The Board of Directors recommends you vote FOR proposal 2. For Against Abstain2. To ratify the selection of EKS&H LLLP as our independent registered public accounting ?rm for the ?scal year ending December 31, 2014. ! ! !Note: To transact such other business as may properly come before the meeting or any adjournment(s) thereof.For address changes and/or comments, please check this box andwrite them on the back where indicated.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer.Signature [PLEASE SIGN WITHIN BOX] DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.AMPIO PHARMACEUTICALS, INC. Annual Meeting of Stockholders September 20, 2014 10:00 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Gregory A. Gould and Michael Macaluso, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Ampio Pharmaceuticals, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, MDT on September 20, 2014, at The Inverness Hotel and Conference Center, located at 200 Inverness Drive West, Englewood, CO 80112, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side